UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                (Amendment No. 1)

                    Under the Securities Exchange Act of 1934

                            CHAPARRAL RESOURCES, INC.
                                (Name of Issuer)



                    Common Stock, Par Value $0.0001 Per Share
                         (Title of Class of Securities)



                                    159420207
                                 (CUSIP Number)



                                December 31, 2002
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[  ] Rule 13d-1(b)
[x] Rule 13d-1(c)
[  ] Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or to otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                               Page 1 of 7 Pages

                                  SCHEDULE 13G
-------------------                                 ----------------------------
CUSIP No. 159420207                                   Page 2 of 7 Pages
-------------------                                 ---------------------------


================================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
(ENTITIES             ONLY)
Allen Holding Inc.
--------------------------------------------------------------------------------
2  CHECK  THE  APPROPRIATE  BOX  IF A  MEMBER  OF A  GROUP*  (a) [ x ] (b) [ ]
--------------------------------------------------------------------------------
3 SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
--------------------------------------------------------------------------------
5  SOLE VOTING POWER
         0
--------------------------------------------------------------------------------
6  SHARED VOTING POWER
         0
--------------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
         0
--------------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
         0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,697,707
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                 [   ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         14.90%
--------------------------------------------------------------------------------
12
TYPE OF REPORTING PERSON*

         HC
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

-------------------                           ----------------------------------
CUSIP No. 159420207                                           Page 3 of 7 Pages
-------------------                          -----------------------------------


================================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
(ENTITIES        ONLY)
Allen & Company Incorporated
--------------------------------------------------------------------------------
2  CHECK  THE  APPROPRIATE  BOX  IF A  MEMBER  OF A  GROUP*  (a)  [ x ]  (b) [ ]
--------------------------------------------------------------------------------
3 SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

New York
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
--------------------------------------------------------------------------------
5  SOLE VOTING POWER
         5,697,707
--------------------------------------------------------------------------------
6  SHARED VOTING POWER
         0
--------------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
         5,697,707
--------------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
         0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,697,707
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                      [   ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         14.90%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

         CO, BD
--------------------------------------------------------------------------------

Page 4 of 7 Pages
                                  SCHEDULE 13G



Item 1.

                  (a) Name of Issuer:

                           Chaparral Resources, Inc.


                  (b) Address of Issuer's Principal Executive Office:

                           16945 Northchase Drive
                           Suite 1620
                           Houston, TX 77060

Item 2.

                  (a) Name of Person Filing:

                           Allen Holding Inc. ("AHI")


                  (b) Address of Principal Office or, if None, Residence:

                           711 Fifth Avenue
                           New York, NY  10022

                                (c) Citizenship:

                           Delaware

                  (d) Title of Class of Securities:

                           Common Stock, Par Value $0.0001 Per Share

                  (e) CUSIP Number:

                           159420207

Page 5 of 7 Pages

                                  SCHEDULE 13G

                  (a) Name of Person Filing:

                           Allen & Company Incorporated ("ACI")

                  (b) Address of Principal Office or, if None, Residence:

                           711 Fifth Avenue
                           New York, NY  10022

                                (c) Citizenship:

                           New York

                  (d) Title of Class of Securities:

                           Common Stock, Par Value $0.0001 Per Share

                  (e) CUSIP Number:

                           159420207


Item 3. If this Statement is filed pursuant to Rule 13(d)-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  N/A

Item 4.           Ownership.

                  (a) Amount Beneficially Owned:

                  5,697,707


(b) Percent of Class:

                  14.90% (calculated based on number of outstanding shares of the Issuer's Common Stock reported on the Form 10-Q filed by the Issuer with the Securities and Exchange Commission ("SEC") on November 19, 2002).

Page 6 of 7 Pages
                                  SCHEDULE 13G

                  (c)(1) Number of Shares to Which AHI Has:

                          (i)   Sole voting power - 0
                          (ii)  Shared voting power - 0
                          (iii) Sole dispositive power -0
                          (iv)  Shared dispositive power -0


     AHI owns 100% of the outstanding stock of ACI, and so may be deemed to beneficially own the shares which ACI owns as reported herein.

                  (c)(2) Number of Shares to Which ACI Has:

                          (i)   Sole voting power - 5,697,707
                          (ii)  Shared voting power - 0
                          (iii) Sole dispositive power - 5,697,707
                          (iv)  Shared dispositive power -0


Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                  N/A



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

The 5,697,707 shares of common stock are directly owned by ACI, which is a wholly-subsidiary of AHI.

Page 7 of 7 Pages
                                  SCHEDULE 13G

Item 8.           Identification and Classification of Members of the Group.

                  ACI, which owns the 5,697,707 shares of common stock reported herein, is a wholly-subsidiary of AHI.


Item 9.           Notice of Dissolution of Group.

                  N/A


Item 10. Certification.


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2003

ALLEN HOLDING INC.


By:       /s/ Rosemary Fanelli
         ----------------------------------------------
         Name:    Rosemary Fanelli
         Title:   Chief Compliance Officer

ALLEN & COMPANY INCORPORATED


By:       /s/ Rosemary Fanelli
         ----------------------------------------------
         Name:    Rosemary Fanelli
         Title:   Chief Compliance Officer